EXHIBIT 99.1

Delek Logistics Partners, LP Reports Second Quarter 2018 Results

•	Declared quarterly distribution of $0.77 per limited partner unit; increased by 9.2% percent year-over-year

•	Reported second quarter 2018 net cash from operating activities of $28.0 million and distributable cash flow of $33.5 million

•	Distributable cash flow coverage ratio of for the second quarter 2018 was 1.34x

BRENTWOOD, Tenn., August 7, 2018 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2018. For the three months ended June 30, 2018, Delek Logistics reported net income attributable to all partners of $25.6 million, or $0.79 per diluted common limited partner unit. This compares to net income attributable to all partners of $19.0 million, or $0.59 per diluted common limited partner unit, in the second quarter 2017. Distributable cash flow was $33.5 million in the second quarter 2018, compared to $23.0 million in the prior-year period.

For the second quarter 2018, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $45.4 million compared to $30.3 million in the prior-year period. The contribution from the Big Spring logistics assets acquired from Delek US effective March 1, 2018, higher gross margin per barrel in west Texas that benefited from increased crude oil drilling activity in the Permian Basin and improved performance from the Paline Pipeline were the primary factors in the year-over-year increase.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "Our Permian Basin strategy is paying off as we achieved a record quarterly EBITDA level in the second quarter 2018. The successful completion of both the Big Spring acquisition and Paline Pipeline expansion in March 2018 helped drive our improved performance in the second quarter 2018. In addition, crude oil drilling activity in the Permian Basin continues to grow and is supporting strong performance in our west Texas operations. This has led to a robust distributable cash flow coverage ratio of 1.34x, which improved on a sequential and year-over-year basis. Also, our leverage ratio improved to 4.4x."

Yemin concluded, "We are aggressively exploring potential opportunities to leverage our Permian Basin position to create long-term value for our unitholders. These include ways to partner with Delek US to support its Permian Basin crude oil supply needs and the high utilization rates in its refining system, as well as third party growth options. We were pleased to announce the 9.2 percent year-over-year increase in our declared second quarter distribution. The combination of our financial flexibility provided by our balance sheet and our focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Distribution and Liquidity
On July 24, 2018, Delek Logistics declared a quarterly cash distribution for the second quarter of $0.77 per common limited partner unit, which equates to $3.08 per common limited partner unit on an annualized basis. This distribution will be paid on August 13, 2018 to unitholders of record on August 3, 2018. This represents a 2.7 percent increase from the first quarter 2018 distribution of $0.75 per common limited partner unit, or $3.00 per common limited partner unit on an annualized basis, and a 9.2 percent increase over Delek Logistics’ second quarter 2017 distribution of $0.705 per common limited partner unit, or $2.82 per common limited partner unit annualized. For the second quarter 2018, the total cash distribution declared to all partners, including IDRs, was approximately $25.0 million. Based on the declared distribution for the second quarter 2018, the distributable cash flow coverage ratio for the second quarter was 1.34x.

As of June 30, 2018, Delek Logistics had total debt of approximately $737.1 million and cash of $5.2 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was $206.1 million. The total leverage ratio for the second quarter 2018 was approximately 4.4x, which is within the current requirements of the maximum allowable leverage of 5.50x.

DKGP Joint Venture and Terminal Acquisition Update
On February 20, 2018, Delek Logistics and an affiliate of Green Plains Partners LP (NASDAQ:GPP) announced the formation of a 50/50 joint venture, DKGP Energy Terminals LLC ("DKGP"). DKGP signed a membership interest purchase agreement to acquire two light products terminals from an affiliate of American Midstream Partners, LP (NYSE:AMID). On August 1, 2018 the membership interest purchase agreement between DKGP and American Midstream was terminated according to the terms of the agreement due to delays in receiving federal regulatory approval for the acquisition.

Financial Results
Revenue for the second quarter 2018 was $166.3 million compared to $126.8 million in the prior-year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business, combined with the Big Spring acquisition that was effective March 1, 2018. Total operating expenses were $14.9 million in the second quarter 2018, compared to $10.0 million in the second quarter 2017. This increase was primarily due to the contribution from the acquired Big Spring assets and employee-related expenses. Total segment contribution margin was $45.3 million in the second quarter 2018 compared to $31.8 million in the second quarter 2017. General and administrative expenses were $3.7 million for the second quarter 2018, compared to $2.7 million in the prior-year period primarily due to professional services.

Pipelines and Transportation Segment
Contribution margin in the second quarter 2018 was $22.6 million compared to $17.9 million in the second quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition in March 2018 and improved performance from the Paline Pipeline. Operating expenses were $9.9 million in the second quarter 2018 compared to $7.9 million in the prior-year period, primarily due to the Big Spring acquisition.

Wholesale Marketing and Terminalling Segment
During the second quarter 2018, contribution margin was $22.7 million, compared to $13.9 million in the second quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition in March 2018 and improved margin performance in the west Texas wholesale operations. Operating expenses increased to $5.0 million in the second quarter 2018, compared to $2.0 million in the prior-year period primarily due to the Big Spring acquisition.

In the west Texas wholesale business, average throughput in the second quarter 2018 was 12,261 barrels per day compared to 13,422 barrels per day in the second quarter 2017. The wholesale gross margin in west Texas increased year-over-year to $8.06 per barrel and included approximately $0.8 million, or $0.71 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the second quarter 2017, the wholesale gross margin was $4.26 per barrel and included $1.2 million from RINs, or $1.00 per barrel. On a year-over-year basis, continued growth in crude oil drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which led to improved performance in the west Texas wholesale business.

Average terminalling throughput volume of 162,383 barrels per day during the second quarter 2018 increased on a year-over-year basis from 128,111 barrels per day in the second quarter 2017 primarily due to the addition of the Big Spring terminal. During the second quarter 2018, average volume under the East Texas marketing agreement with Delek US was 79,330 barrels per day compared to 77,878 barrels per day during the second quarter 2017. During the second quarter 2018, average volume under the Big Spring marketing agreement with Delek US was 80,536 barrels per day.

Second Quarter 2018 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2018 results on Wednesday, August 8, 2018 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 8, 2018 by dialing (855) 859-2056, passcode 1262739. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) second quarter 2018 earnings conference call on Wednesday, August 8, 2018 at 9:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US ' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to successfully integrate the businesses of Delek US and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; expansion of the Paline Pipeline and potential benefits therefrom; distributions and the amounts and timing thereof; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA (defined as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets which is included as a component of net sales in our accompanying condensed consolidated statements of income), distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2018	2017

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$5,177	$4,675
Accounts receivable	21,881	23,013
Accounts receivable from related parties	9,651	1,124
Inventory	12,715	20,855
Other current assets	697	783
Total current assets	50,121	50,450
Property, plant and equipment:
Property, plant and equipment	446,961	367,179
Less: accumulated depreciation	(127,628)	(112,111)
Property, plant and equipment, net	319,333	255,068
Equity method investments	106,432	106,465
Goodwill	12,203	12,203
Intangible assets, net	157,643	15,917
Other non-current assets	4,617	3,427
Total assets	$650,349	$443,530
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$9,319	$19,147
Excise and other taxes payable	4,590	4,700
Tank inspection liabilities	902	902
Pipeline release liabilities	1,037	1,000
Accrued expenses and other current liabilities	5,282	6,033
Total current liabilities	21,130	31,782
Non-current liabilities:
Long-term debt	737,139	422,649
Asset retirement obligations	5,007	4,064
Other non-current liabilities	16,035	14,260
Total non-current liabilities	758,181	440,973
Total liabilities	779,311	472,755
Deficit:
Common unitholders - public; 9,101,137 units issued and outstanding at June 30, 2018 (9,088,587 at December 31, 2017)	173,607	174,378
Common unitholders - Delek; 15,294,046 units issued and outstanding at June 30, 2018 (15,294,046 at December 31, 2017)	(295,247)	(197,206)
General partner - 497,861 units issued and outstanding at June 30, 2018 (497,604 at December 31, 2017)	(7,322)	(6,397)
Total deficit	(128,962)	(29,225)
Total liabilities and deficit	$650,349	$443,530

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$53,080	$39,824	$114,724	$76,443
Third-party	113,200	86,945	219,477	179,799
Net sales	166,280	126,769	334,201	256,242
Operating costs and expenses:
Cost of goods sold	106,016	85,039	225,048	177,629
Operating expenses	14,917	9,966	27,494	20,324
General and administrative expenses	3,747	2,656	6,722	5,504
Depreciation and amortization	7,019	5,742	13,019	10,935
(Gain) loss on asset disposals	(129)	(5)	(69)	7
Total operating costs and expenses	131,570	103,398	272,214	214,399
Operating income	34,710	23,371	61,987	41,843
Interest expense, net	10,926	5,462	18,988	9,533
Income from equity method investments	(1,899)	(1,176)	(2,757)	(1,421)
Income before income tax expense	25,683	19,085	45,756	33,731
Income tax expense	101	108	179	159
Net income attributable to partners	$25,582	$18,977	45,577	33,572
Comprehensive income attributable to partners	$25,582	$18,977	$45,577	$33,572

Less: General partner's interest in net income, including incentive distribution rights	6,212	4,552	11,842	8,661
Limited partners' interest in net income	$19,370	$14,425	$33,735	$24,911

Net income per limited partner unit:
Common units - (basic)	$0.79	$0.59	$1.38	$1.02
Common units - (diluted)	$0.79	$0.59	$1.38	$1.02

Weighted average limited partner units outstanding:
Common units - basic	24,386,031	24,335,338	24,384,341	24,331,991
Common units - diluted	24,394,103	24,375,946	24,391,760	24,371,540

Cash distribution per limited partner unit	$0.770	$0.705	$1.520	$1.395

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended June 30,
	2018	2017

Cash Flow Data
Operating activities	$51,643	$46,910
Investing activities	(221,700)	(8,303)
Financing activities	170,559	(33,767)
Net increase	$502	$4,840

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2018	2017	2018	2017
Reconciliation of net income to EBITDA:
Net income	$25,582	$18,977	$45,577	$33,572
Add:
Income tax expense	101	108	179	159
Depreciation and amortization	7,019	5,742	13,019	10,935
Amortization of customer contract intangible assets	1,803	—	2,404	—
Interest expense, net	10,926	5,462	18,988	9,533
EBITDA	$45,431	$30,289	$80,167	$54,199

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$27,987	$23,436	$51,643	$46,910
Changes in assets and liabilities	6,215	881	9,921	(2,681)
Distributions from equity method investments in investing activities	—	501	660	501
Maintenance and regulatory capital expenditures	(1,017)	(2,070)	(1,341)	(4,313)
Reimbursement from Delek for capital expenditures (1)	314	460	705	1,338
Accretion of asset retirement obligations	(97)	(73)	(175)	(146)
Deferred income taxes	—	(94)	—	(119)
Gain (loss) on asset disposals	129	5	69	(7)
Distributable Cash Flow	$33,531	$23,046	$61,482	$41,483

(1) During the year ended December 31, 2017, the reimbursed capital expenditure amounts in the determination of distributable cash flow were revised to reflect the accrual of reimbursed capital expenditures from Delek US rather than the cash amounts received for reimbursed capital expenditures during the three and six months period ended June 30, 2017. This resulted in decreases to the distributable cash flow of $0.3 million and $2.5 million from the amounts presented on our Quarterly Report on Form 10-Q for the three and six months period ended June 30, 2017, respectively.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2018	2017	2018	2017
Limited partners' distribution on common units	$18,784	$17,175	$37,071	$33,962
General partner's distributions	383	350	756	692
General partner's incentive distribution rights	5,817	4,258	11,154	8,153
Total distributions to be paid	$24,984	$21,783	$48,981	$42,807

Distributable cash flow	$33,531	$23,046	$61,482	41,483
Distributable cash flow coverage ratio (1)	1.34x	1.06x	1.26x	0.97x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Pipelines and Transportation
Net revenues:
Affiliates	$34,030	$27,668	$63,492	$54,168
Third party	3,714	2,555	7,965	4,732
Total pipelines and transportation	37,744	30,223	71,457	58,900
Operating costs and expenses:
Cost of goods sold	5,195	4,403	9,636	8,808
Operating expenses	9,933	7,933	19,555	16,088
Segment contribution margin	$22,616	$17,887	$42,266	$34,004
Total Assets	$439,311	$338,781

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$19,050	$12,156	$51,232	$22,275
Third party	109,486	84,390	211,512	175,067
Total wholesale marketing and terminalling	128,536	96,546	262,744	197,342
Operating costs and expenses:
Cost of goods sold	100,821	80,636	215,412	168,821
Operating expenses	4,984	2,033	7,939	4,236
Segment contribution margin	$22,731	$13,877	$39,393	$24,285
Total Assets	$211,038	$76,751

Consolidated
Net revenues:
Affiliates	$53,080	$39,824	$114,724	$76,443
Third party	113,200	86,945	219,477	179,799
Total consolidated	166,280	126,769	334,201	256,242
Operating costs and expenses:
Cost of goods sold	106,016	85,039	225,048	177,629
Operating expenses	14,917	9,966	27,494	20,324
Contribution margin	45,347	31,764	81,659	58,289
General and administrative expenses	3,747	2,656	6,722	5,504
Depreciation and amortization	7,019	5,742	13,019	10,935
Loss (gain) on asset disposals	(129)	(5)	(69)	7
Operating income	$34,710	$23,371	$61,987	$41,843
Total Assets	$650,349	$415,532

(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Pipelines and Transportation	2018	2017	2018	2017
Maintenance capital spending	540	1,355	1,057	3,043
Discretionary capital spending	286	305	1,177	754
Segment capital spending	$826	$1,660	$2,234	$3,797
Wholesale Marketing and Terminalling
Maintenance capital spending	$436	$214	574	$417
Discretionary capital spending	990	245	1,641	696
Segment capital spending	$1,426	$459	$2,215	$1,113
Consolidated
Maintenance capital spending	$976	$1,569	$1,631	$3,460
Discretionary capital spending	1,276	550	2,818	1,450
Total capital spending	$2,252	$2,119	$4,449	$4,910

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	56,088	59,953	55,412	59,351
Refined products pipelines	48,013	49,820	48,879	50,583
SALA Gathering System	16,738	15,957	16,705	16,242
East Texas Crude Logistics System	16,902	13,591	17,478	14,876

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	79,330	77,878	76,304	70,677
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	80,536	—	79,165	—
West Texas marketing throughputs (average bpd)	12,261	13,422	14,091	13,942
West Texas marketing margin per barrel	$8.06	$4.26	$6.43	$3.44
Terminalling throughputs (average bpd) (3)	162,383	128,111	154,917	122,026

(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the six months ended June 30, 2018 are for the 122 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 122 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the six months ended June 30, 2018 was 26.0 million barrels, which averaged 143,593 bpd for the period.

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366